FOR IMMEDIATE RELEASE


David L. Sokol - Chairman, President and C.E.O.              (402) 330-8900
Steven A. McArthur - Senior Vice President, General Counsel  (402) 330-8900



       OMAHA, NEBRASKA, June 8, 1994 -- California Energy Company, Inc. (NYSE, PSE and LSE: CE) ("CECI") announced today that San Diego Gas & Electric ("SDG&E") has filed a complaint in U.S. District Court seeking to be released from its power purchase agreement with CECI's subsidiary Yuma Cogeneration Association ("YCA") and has stated its intent to reduce payments to YCA.

       CECI has reviewed SDG&E's complaint and believes it to be without merit. Contrary to assertions made by SDG&E, CECI has constructed and is operating its YCA facility in accordance with the terms and conditions of the power purchase agreement with SDG&E and remains ready and willing to perform in accordance with those terms and conditions. In contrast, CECI believes that SDG&E's attempts to reduce payments to YCA constitutes a breach of the power purchase agreement. CECI intends to defend the lawsuit vigorously and will seek to recover damages for any harm caused to CECI or its shareholders by this lawsuit and SDG&E's attempt to reduce payments to YCA.

       CECI is an international developer, owner and operator of geothermal and other environmentally responsible power generation facilities.

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